Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8), filed on April 30, 2026, pertaining to the Emergent Biosolutions Inc. Amended and Restated Stock Incentive Plan of our reports dated February 27, 2026, with respect to the consolidated financial statements and schedule of Emergent BioSolutions Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Emergent BioSolutions Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia
April 30, 2026